Investment Partners Asset Management

CODE OF ETHICS

Honesty and integrity are hallmarks of Investment Partners Asset Management, Inc. (the "Company" or "we"). We strive to maintain the highest standards of ethics and conduct in all of our business relationships. This Code of Business Conduct and Ethics ("Code") covers a wide range of business practices and procedures and applies to the officers, "access persons" who are not officers and employees in their conduct of the business and affairs of the Company (collectively, "Personnel" or "you"). The Company's Code does not cover every issue that may arise, but it sets out basic principles to guide the Company's personnel in discharging their duties for the Company. The Company has adopted this Code with the objectives of deterring wrongdoing and promoting (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (2) full, fair, accurate, timely and understandable disclosure in reports and documents which the Company files with the Securities and Exchange Commission and in other communications made by the Company with its customers and clients, (3) compliance with applicable governmental laws, rules and regulations, (4) prompt internal reporting of violations of this Code, (5) accountability for adherence to this Code and (6) the Company's provision of a copy of this Code to all Personnel and their respective written acknowledgement of receipt of this Code of Ethics.

This Code is intended as a code of ethics under Rule 204A of the Investment Adviser's Act of 1940 ("IAA"), and is specifically applicable to the officers, any person who would be defined as an "access person" under the IAA and employees of IPAM.

FIDUCIARY RESPONSIBILITIES

As Registered Investment Adviser Representatives, we have fiduciary obligations to our clients. These include, and are not limited to:

- The responsibility to render professional, continuous, and unbiased investment advice oriented to the goals of each client;
- The obligation to place the interests of our clients ahead of our personal or the Company's interests;
- The duty of honesty to, and good faith and fair dealing with, our clients;
- The obligation to act at all times in the client's best interest, not take advantage of our position with the clients and avoid or disclose conflicts of interest.

During 2007, the SEC proposed a new regulation that could expand our liability if we act as Registered Investment Adviser to any pooled investment vehicle. Under this proposed rule, Registered Investment Advisers to pooled investment vehicles are

prohibited from: (1) making false or misleading statements of material fact to current or prospective investors or (2) engaging in any other fraudulent conduct in connection with a fund's investors. Under this and other descriptions of fraudulent conduct under the securities laws, intent to deceive is not required and we can be liable for making comments in our discussions, charts, reports to clients and literature that were made carelessly, if such comments are later determined to be material.

As a Registered Investment Adviser, the Company will adhere to its fiduciary obligations. The Company also is obligated to and intends to comply with the various securities laws applicable to our business, including record retention, and to honor our fiduciary responsibilities to our advisory clients. The Company has adopted the policies and procedures described in the Compliance Manual to reasonably prevent the Company's and your violation of the federal securities laws. We take our fiduciary and compliance obligations seriously and require that all persons whom we employ comply in all instances with the applicable federal and state securities laws and other applicable laws. As a condition of employment, you must acknowledge receipt of this Code, review it, any updates to it and annually agree to comply with it and the securities laws. Please retain this Code and consult it and the Compliance Manual that you have already received regularly. If you have questions that are not addressed in the individual sections below or in the Compliance Manual, please consult your supervisor or alternatively, the Company's Chief Compliance Officer ("CCO"), Gregg Abella.

SUITABILITY

Although the *Act* does not currently impose an express suitability requirement on Registered Investment Advisers, the *SEC* maintains that Registered Investment Advisers, such as the *Firm*, have a fiduciary duty to reasonably determine that the investment advice and/or services that it provides to its clients are suitable, taking into consideration the client's financial situation, investment experience, and investment objectives.

It is the *Firm*'s policy to obtain (and maintain) sufficient information regarding the client's circumstances so as to enable the *Firm* to determine whether particular advice and/or services are suitable. Examples of the type of corresponding documents that Registered Investment Advisers may determine to implement include client questionnaires, fact sheets, investment objective(s) confirmation letters, and/or investment policy statements.

In order to remind clients to keep the *Firm* informed about changes in their financial situation or a change in investment objectives, the *Firm* may include the following legend on correspondence that is sent to clients:

> Please remember to contact Investment Partners Asset Management, Inc. if there are any changes in your financial situation or investment objectives or if you wish to impose, add, or

modify any reasonable restrictions to our investment management services. A copy of our current written disclosure statement discussing our advisory services and fees continues to remain available for your review upon request.

It is the responsibility of the Chief Compliance Officer to ensure that each *Firm* Registered Investment Adviser Representative has obtained sufficient information from a prospective client (on such form(s) as may be prescribed by the *Firm*) to enable the *Firm* to provide services and/or manage the client's assets in accordance with the client's designated investment objective(s) and risk parameters.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The Company expects all Personnel to comply with all laws, rules and regulations applicable to its operations and business. Therefore, you should seek guidance whenever you are in doubt as to the applicability of any law, rule or regulation regarding any contemplated course of action. From time to time, the CCO and/or the Company's outside counsel plan to hold information and training sessions to promote compliance with laws, rules and regulations, including insider-trading laws. Please consult the various guidelines and policies in this Code and in the Compliance Manual that the Company has prepared in accordance with specific laws and regulations. A good guideline, if in doubt on a course of action, is "Always ask first, act later -- if you are unsure of what to do in any situation, seek guidance before you act."

As a Registered Investment Adviser, we are subject to regulation by the Securities and Exchange Commission, and compliance with federal, state and local laws. The Company insists on your strict compliance with the spirit and the letter of these laws and regulations.

CONFLICTS OF INTEREST

You should pay scrupulous attention to avoid any conflict of interest with regard to the interests of our clients. A "conflict of interest" occurs when an individual's private interest interferes with the interests of the Company's client or when the Company's interests conflict with the interests of our clients. A conflict situation can arise when you or the Company pursues interests that prevent you or us from performing duties to the clients objectively and effectively. Conflicts of interest also arise when you, your family or we receive undisclosed, improper benefits because of your position in connection with certain investments or investment positions. You must disclose any conflict of interest that arises in a specific situation or transaction to the CCO and the conflict must be resolved before the individual or the Company takes any action.

Matters involving a conflict of interest are prohibited as a matter of Company policy, except when specifically approved by the CCO, or in the case of the CCO, the CEO and approved by the affected client. In the case of securities held by the Company's clients that are also held by the Company, individual transactions by the Company or you in the same securities must first be reviewed by the CCO or the CCO Alternate and the appropriate fire wall or other procedures established before any transaction is consummated. (Each of the CEO, Jay Abella and Tom Shepherd may be, from time to time, the CCO Alternate based on availability.) Conflicts of interest may not always be evident, and individuals should consult with higher levels of management, then the CCO or the CCO Alternate, or with the consent of the CCO, the Company's legal counsel if they are uncertain about any situation. In no event, however, shall you make an investment in covered securities (as defined in Section 2 of the Compliance Manual) without preclearance by the CCO.

APPROVAL OF OUTSIDE EMPLOYMENT/ ACTIVITIES

Any employment or other outside activity by a *Firm* employee or Registered Investment Adviser Representative may result in possible conflicts of interest for the individual and/or for the *Firm* and should be reviewed and approved by the Chief Compliance Officer. Outside activities which must be reviewed and approved include such activities as the following:

- being employed or compensated by any other entity;
- active in any other business including part-time, evening or weekend employment;
- serving as an officer, director, partner, etc., in any other entity, including publicly traded companies;
- ownership interest in any non-publicly traded company or other private investments;
- any public speaking or writing activities; or
- engaging or participating in any investment or business transaction or venture with a *Firm* client.

Approval for any of the above activities is to be obtained by the individual from the Chief Compliance Officer before undertaking any such activity so that a determination may be made that the activities do not interfere with any of the individual's responsibilities at the *Firm* and any conflicts of interests relative to such activities may be addressed. (Certain Form ADV disclosures and amendments may also be required).

Securities/Insurance Brokerage. To the extent that any *Firm* representative maintains an affiliation as a registered representative of a FINRA member broker-dealer and/or as a licensed insurance agent, and has received the *Firm*'s permission to maintain such licenses and affiliations, the representative shall conduct all such activities in accordance with the applicable rules and regulations promulgated by the *SEC*, FINRA and/or the applicable state regulatory authority(ies), and in accordance with the policies and procedures implemented by the broker-dealer and/or insurance agency.

A copy of the *Firm*'s Outside Business Activity Notification Form is attached as Exhibit A.

CLIENT OPPORTUNITIES

You are not allowed to take for yourself opportunities that you discover or obtain through your position with the Company or clients to the detriment of the Company or its clients. You have an obligation to advance the legitimate interests of the Company's clients when the opportunity to do so arises.

Any of the foregoing and similar transaction requires the CCO's or CCO Alternate's prior, written preclearance, using the preclearance form attached as **Exhibit B**.

CONFIDENTIALITY

We regularly receive information that is confidential to our clients as part of our normal client relationships. Our fiduciary duties require us to hold the client's information in confidence, not discuss such information with third parties or use that information to the detriment of our client or our client's position.

The client's confidential information includes but is not limited to personal information about the client, its trades with us and others, its account numbers, its strategy and goals, information from a credit reporting agency and other non-public information as described below. Confidential information also includes non-public information of the clients. Under Regulation S-P, the Company has certain restrictions with respect to its use and disclosure to third parties of non-public or "Personally-identifiable" information about our clients.

Nonpublic information, under Regulation S-P, includes "personally identifiable financial information" and any list, description, or grouping that is derived from personally identifiable financial information.

Personally identifiable financial information is defined to include three categories of information:

- *Information Supplied by Client.* Any information that is provided by a client or prospective client to the Company in order to obtain a financial product or service. This would include information or material given to the Company when entering into an investment advisory agreement.

- *Information Resulting from Transaction:* Any information that results from a transaction with the client or any services performed for the client. This category would include information about account balances, securities positions, or financial products purchased or sold through a broker/dealer.

- *Information Obtained in Providing Products or Services.* Any information obtained by the Company from a consumer report or other outside source which is used by the Company to verify information that a client or prospective client has given on an application for advisory services

You are obligated to exercise care in maintaining the confidentiality of any confidential information of our clients, except where disclosure is authorized by the client (in accordance with the "opt-out" procedure described in the Compliance Manual or legally mandated.) You should first consult with the CCO or CCO Alternate or upon the CCO's approval, the Company's legal counsel if you believe they have a legal obligation to disclose confidential information. Your obligation to preserve confidentiality of this information continues after association with the Company or any individual client ends. In addition, if you are disposing of any documents or forms containing a client's personally identifiable information, you should only do so if permitted under the Company's document retention policies and comply with applicable law regarding the disposal of personally identifiable information.

Fair Dealing

The Company's policy is to deal fairly and equitably at all times with its clients. Having said that, being fair and equitable does not mean that each client must receive the very same security that other clients receive. We do not operate a "cookie cutter" firm and expect you to comply with the client's investment plans, risk tolerances and special concerns. Here are some examples of the behavior that will not be tolerated at the Company:

- Recommending speculative securities to a client without first knowing the client's status and risk tolerance;
- Excessive trading in a client's account;
- Transactions in a discretionary account in excess of or without actual authority from the client;
- Guaranteeing a customer against loss;
- Use of overly optimistic forecasts;
- High pressure tactics.

You should deal fairly with the Company's prospective clients, clients, service providers and competitors, and must not seek unfair advantage through improper concealment, abuse of improperly acquired confidential information or misrepresentation of material facts. You should disclose facts truthfully, accurately and not withhold material information that would tend to make the information provided inaccurate or misleading.

Your use of these and similar tactics will result in disciplinary action, up to and including dismissal.

GIVING GIFTS

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage. No gift or entertainment should ever be offered, given, provided or accepted by you in connection with the Company's business unless it (1) is consistent with customary business practices, (2) is not excessive in value, (3) cannot be construed as a bribe, payoff or kickback and (4) does not violate any laws or regulations.

RECEIPT OF GIFTS

It is the policy of the *Firm* to achieve a balance relative to the receipt/acceptance of gifts from clients or vendors with the avoidance of conflicts of interest or appearances of impropriety. As such, receipt of a holiday gift or expression of thanks from a client for a job well done is not prohibited, provided that the gift is not cash or a cash equivalent, which are prohibited by the *Firm*. However, all non-cash gifts from vendors, the estimated value of which clearly exceeds $200, should be reported to the Chief Compliance Officer. The above policy recognizes that the dollar value of attendance at certain functions (dinner, golf outing, sporting event) will exceed $200, and is not

intended to be prohibited by this policy. However, attendance at such vendor sponsored events should be reported to the Chief Compliance Officer so that a determination can be made that it (they) is (are) neither excessive nor create(s) the potential for a conflict of interest.

PROTECTION AND PROPER USE OF CLIENT ASSETS

All Personnel should endeavor to protect our clients' assets and pursue their efficient investment in accordance with each client's directives and/or investment goals and plans. You are obligated to report any suspected incident of misuse of personal information, inaccuracies, fraud or theft to the CCO for investigation as hereinafter described under the caption "Reporting Illegal or Unethical Behavior." You should also review any documents that you or others on our behalf provide to clients for accuracy, completeness and truthfulness.

As discussed above, our obligation to protect our clients' assets includes their confidential information. Your obligation to protect assets also includes the Company's proprietary information. The Company's proprietary information includes intellectual property such as trademarks and copyrights, as well as business, marketing and service plans, databases, records, investment strategies, salary information and any unpublished financial data and reports. Your unauthorized use or distribution of any of this information violates this Code and will subject you to disciplinary action, up to and including dismissal.

INSIDER TRADING

Inside Information and Client Confidential Information

Several federal laws and regulations prohibit the use of "inside information." Inside information can take many forms but it is generally information that is <u>not</u> available to the public that can come to us from a variety of sources. We can obtain non-public information from our clients, from individuals in the employ of the Company who are on the board of companies, the Company's investments and from other sources. Non-public information that we receive could have an impact on the price of a security or other financial instrument or may constitute information that a reasonable investor would be likely to consider important in making an investment decision. You must treat all non-public and inside information as confidential information and you must not divulge or improperly use it.

Using inside information to trade securities for yourself or to "tip" a family member, friend or any other person is illegal. The penalties for insider trading are severe and include civil injunctions, permanent bars from employment in the securities industry, civil penalties up to multiple times the profits made or losses avoided, criminal fines and jail sentences.

You must not disclose to third parties material, non-public information about the Company's clients, any funds or investment pools the Company manages, its and their trading strategies, pending transactions and the purchase or sale of securities by the

Company's clients, funds, advisory personnel, or affiliates. You must never trade, encourage others to trade or recommend securities or other financial instruments based on or while in the possession of inside information. Although "access persons" are the individuals most likely to come into contact with material nonpublic information, our prohibition on insider trading applies to all employees, officers and directors and any contractor who has access to material nonpublic information.

The misuse of inside information will result in disciplinary action by the Company, up to and including termination of employment.

To assist the Company in protecting itself against insider trading or even the appearance of insider trading, the Company has strict policies governing employee, officer and director trading, which you will find in Section 5 of the Compliance Manual. You must familiarize yourself with these policies. If you have any questions about your personal ability to buy or sell securities, you should first refer to the questions below and then consult the CCO. You should not make any personal trades without first consulting the CCO. Where personal trades are concerned, always ask the CCO before you enter into any transaction.

Before trading or making investment recommendations for yourself (including your immediate family) or others, funds or private accounts managed by the Company, or in the securities of a company about which you may have potential inside information, you must review with your supervisor your answers to the following questions:

1. Is the information material? Is this information that an investor would consider important in making an investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?

2. Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the market place by being published in publications of general circulation?

Our clients retain us for our ability to advise and counsel and to act decisively. While it is impossible to envision every circumstance that might occur, our policy is to discuss any circumstance that might develop before acting. We clearly distinguish between information and insight or analysis. Our procedures are not intended to take away your right to draw conclusions gained from your own knowledge or experience. Generally, if information is provided from sources such as reporting agencies, or if the information is speculative in nature and is not confirmed from sources that provide verification on a preferential basis, it may not be considered non-public. Despite these general guidelines, this code cannot be a substitute for your exercise of good judgment, thoughtful analysis, compliance with laws and regulations and determination to honor your obligations to our clients.

If, after consideration of the above, the information is material and non-public, or if further questions arise as to whether the information is material and non-public, you are obligated to following the procedures listed below:

1. Report the matter immediately to the CCO.

2. Do not purchase, sell or recommend securities on behalf of yourself or others, including accounts managed by the Company.

3. Do not communicate the information inside or outside the Company other than to the CCO.

4. After the CCO has reviewed the issue, you will be instructed as to the proper course of action to take.

You should pay particular attention to potential violations of insider trading laws. Insider trading is both unethical and illegal and will be dealt with decisively if it occurs. You must familiarize yourself with the portion of the Compliance Manual on Insider Trading (Section 3) and the provisions set forth below. If you have questions about these guidelines, you should consult with the CCO or, upon the approval of the CCO, the Company's legal counsel.

TRADING PROHIBITIONS

1. General Prohibitions

You and the Company are prohibited from:

- employing any device, scheme, or artifice to defraud any client or prospective client, including without limitation, your failing to provide information that would tend to make the information that you have provided inaccurate, misleading or incomplete;

- engaging in any transaction, practice or course of business that operates as a fraud or deceit upon any client or prospective client;

- engaging in any act, practice or course of business that is fraudulent, deceptive or manipulative;

- promising any particular return on investment, action by the Company or any repurchase of a client's securities;

- directly or indirectly acquiring any beneficial interest in securities of an Initial Public Offering (IPO) or Private Placement, in which the Company is allocated shares, without prior written approval from the CCO.

- acting as a principal for your (or our) own account, or acting as broker for another person; or,

- **knowingly selling or buying any security from an advisory client without first clearing the transaction with the CCO and disclosing in writing its capacity in the transaction and obtaining the client's prior written consent to the transaction**.

A. Personal Trades

All access persons and other employees must strictly comply with the Company's policies and procedures regarding personal securities transactions.

B. Trading in Securities in which a principal or employee of the Company has a position on the Board of Directors.

From time to time, an employee may have an opportunity to sit on a board of directors for a company in which the Company or its clients hold securities. Holding a directorship provides the opportunity for multiple conflicts of interest. As a director, you would have fiduciary obligations to the company and its shareholders and as an employee of the Company, you have fiduciary obligations to this Company and its clients. You should not accept a position on the board of directors of any company before you obtain the permission of the CCO. If the CCO permits you to assume such a position, the CCO would take steps to separate your role in the Company from your role as director and you would be obligated to comply with the procedures established by the COO, which could include the following:

- In accordance with your obligations as a director, you will not disclose, directly or indirectly, to any representative of the Company or to any client of the Company, any non-public and confidential information about the company on whose board you sit. Specifically you will not provide, directly or indirectly, any advice or opinions with respect to the Company's trades in that company's securities for the Company or its clients.

- In the event that you wish to trade for your own account in the company on whose board you sit, you would comply with the trading policies of the company, and your obligations, if any, under Section 16 of the Exchange Act with respect to your actual and beneficial ownership of such securities and trading therein.

- No representative of the Company shall directly or indirectly seek from you and you shall not provide any non-public information pertaining to the company on whose board you sit on behalf of the Company, any client, or himself or herself. As a Registered Investment Adviser, the Company may institute a trading procedure by which the Company would be able to make trades for clients, including without limitation, the Remington Fund, that are consistent with each such client's investment goals and objections; provided, however, that in rendering such advice and making such trades, the Company shall not use any "inside information."

C. IPOs.

In order to avoid the possibility of profiting from your position with the Company, if you are an access person, you are prohibited from acquiring any securities in an initial public offering in which the Company or its affiliates is involved. If you are not an access person, you must preclear with the CCO any purchase in an IPO in which the Company is involved or has material nonpublic information.

D. Limited or Private Offerings.

Pre-Clearance Required. If the Company is involved in a limited or private offering, each access person must clear his or her purchase with the CCO prior to making such purchase. In determining whether such personal investment is appropriate, the CCO will take into account, among other factors, whether the investment opportunity should be reserved for clients, and whether the opportunity is being offered to an individual by virtue of his or her position with the Company.

- In addition, employees who have been authorized to acquire securities in a private placement should disclose that investment whenever they play any part in any client's subsequent consideration of an investment in the issuer and
- In such circumstances, the decision to purchase securities of the issuer for the client should be made either by another employee, or should be subject to an independent review by investment personnel with no personal interest in the issuer.

E. Blackout periods.

Access persons require pre-clearance from the CCO to execute personal securities transactions on a day during which any client has a pending buy or sell order.

F. Short Term Trading.

Employees are prohibited from personal short-term trading with respect to securities held in personal accounts unless otherwise permitted by the CCO. Short-term trading is currently considered to be a 30-calendar-day period (making an opening and closing transaction in the same security *for a gain*), although this time period may be subsequently changed by the CCO upon written notice to the access persons of the Registered Investment Adviser. Accounts in which access persons have an interest which are managed by the Registered Investment Adviser as client accounts, for which short-term trading may be appropriate with respect to the account's risk tolerance and objectives, are generally permitted to trade the same security within 30-calendar-days and are not required to pre-clear trades with the CCO.

G. Short Sales.

We generally prohibit short sales in any security that is owned by any of our clients, (with the exception of owning *inverse*, index-oriented, ETF's at the same time a client might own a long, index-oriented, ETF.)

H. Restricted Lists.

From time to time, the Company may maintain a list of securities that it is analyzing or considering for client transactions. During this period of analysis, access persons are prohibited from personal trading in those securities. See **Exhibit C**.

2. Procedures for Reporting Personal Securities Transactions

The Company is obligated to monitor the personal trades of its employees periodically. For ease of monitoring, the Company's policy is that its employees utilize the services of only TR Winston to effect personal trades, unless otherwise previously approved by the CCO. Violation of this policy could lead to disciplinary action up to and including dismissal.

You must obtain preclearance of personal trades from the CCO by submitting a written request on the Preclearance Approval Form in writing to him and obtaining his written approval **before** you make any personal trade. A preclearance expires within 48 hours after the CCO (or the CCO Alternative) has provided it.

The Company will periodically monitor the trades of all Personnel, including those who have been granted pre-clearance. The Company will check post trade reports or duplicate confirmations against its log of pre-clearance approvals. The Company's periodic monitoring of personal trades can include:

- An assessment of whether an access person followed the internal procedures, such as pre-clearance;
- Comparison of personal trading to any restricted lists;
- An assessment of whether the access person is trading for his or her own account in the same securities as he or she is trading for clients, and if so, whether the clients are receiving terms as favorable as the access person takes for himself or herself;
- Periodic analysis of the access person's trading for patterns that may indicate abuse, such as market timing;
- An investigation of any substantial disparities between the percentage of trades that are profitable when the access person trades for his own account and the percentage that are profitable when he or she places trades for clients.

3. Other Reporting Requirements

A. Annual Reports of Personal Trades: Within 30 days of becoming an "access person," and annually thereafter, an individual is required to submit to the CCO a written report of all holdings in covered securities in the form annexed hereto as **Exhibit D** and **Exhibit E**, respectively. A copy of brokerage statements sent directly from the custodian to the Registered Investment Adviser may satisfy the requirements below.

The holdings report must include:

- The title and CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the access person has any direct or indirect beneficial ownership;
- The name of any broker, dealer or bank with which the access person maintains an account in which securities are held for his or her direct or indirect benefit;
- A certification by the access person that the content of the report is complete and accurate and no information has been omitted which would make the contents of the report misleading; and
- The date on which the report is submitted, which must not be of a date more than 45 days before the person became an access person.

B. Quarterly Reports of Personal Trades to the CCO. No later than 30 days following the close of the end of each calendar quarter, each access person must submit transaction reports covering all transactions in covered securities during the quarter. A copy of brokerage statements sent directly from the custodian to the Registered Investment Adviser may satisfy the requirements below. (See **Exhibit F**.)

- The transaction report must include information about each transaction involving a reportable security in which the access person had, or as a result of the transaction, acquired, any direct or indirect beneficial ownership. The transaction report must include the information described under annual reports and if applicable the interest rate and maturity date.

C. *Transactions Exempt from Reporting Requirements*

- Securities held in accounts over which the access person has no direct influence or control;
- Transactions effected pursuant to an automatic investment plan.
- Transactions in accounts of access persons which are managed by the Registered Investment Adviser as client accounts, as to which the company holds all broker trade confirmations as part of its account records.

REPORTING AND DISCLOSURE

As an Registered Investment Adviser, it is of critical importance that the Company's filings (including those made under 13 (d) or (g)) with the Securities and Exchange Commission contain full, fair, accurate, timely and understandable disclosure. The Company expects all Personnel to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Company's public disclosure requirements. You should advise the CCO if the Company has a position of near 5% in the securities of any company so that the Company can determine if it will increase its positions, thereby triggering reporting obligations under the Exchange Act of 1934.

RECORDKEEPING

As set forth in greater detail in the Compliance Manual, the Company requires accurate recording and reporting of information in order to make responsible business decisions. The Company expects all Personnel, consistent with each such individual's authority and duties, to maintain the Company 's books, records, accounts and financial statements in reasonable detail, and to appropriately reflect the Company's transactions in conformity with applicable legal requirements and the Company's system of internal controls. In the event that the Company receives any subpoenas or information requests from a governmental agency or in connection with litigation, neither you nor the Company should alter, destroy or conceal any documents that are the subject of or related to the subject of the request. Violation of this requirement could lead to criminal penalties for the individual involved and the Company.

ELECTRONIC MAIL (Email)

Electronic correspondence (email) and records must be maintained by the *Firm* in the same manner as any other correspondence that it is required to maintain pursuant to recordkeeping Rule 204-2. As with all other correspondence and records required to be maintained by the *Firm*, electronic correspondence must be maintained for five years (except for performance documentation required to be maintained for a longer period of time as explained above).

The *Firm* should be prepared to produce electronic correspondence during a regulatory examination. *SEC* examiners will object to the filtering (i.e., the deletion of certain electronic correspondence not required to be maintained under Rule 204-2 recordkeeping requirements) upon its request for production of certain electronic correspondence at the time of the examination. Therefore, it is important for the *Firm* to adopt and implement a written policy as to the retention/deletion of electronic correspondence and to follow that policy on a regular, consistent and ongoing basis.

Generally, during a regulatory examination, *SEC* examiners will initially request all electronic correspondence for certain individuals for a limited period of time (i.e., 3 months to 1 year), and may subsequently enlarge the review period based upon its findings.

The *Firm*'s general policy with respect to electronic mail retention/deletion is as follows:

1. the *Firm* (and each *Firm* employee and Registered Investment Adviser Representative) is required to maintain all electronic correspondence as he/she would with respect to any other non-electronic correspondence required to be maintained by the *Firm* pursuant to the requirements of recordkeeping Rule 204-2. These include substantive correspondence to/from a client and/or substantive internal electronic communications;

2. if the *Firm* does not have the ability to save all emails to a central server (see #3 below), all other electronic correspondence (either sent or received) shall be deleted on a regular and ongoing basis, but no less than monthly. These include unsolicited electronic correspondence received from internet vendors (i.e., "spam"), and non-substantive (having absolutely nothing to do with the *Firm*'s services to the client) correspondence to/from client (e.g., happy birthday, how is your family, etc.) and/or internal correspondence not related to *Firm* investment advisory operations; and

3. if the *Firm* has the ability to save all emails to a central server, then a retention/deletion policy will not be necessary, and the *Firm* will be in a much better position to timely produce requested emails during an inspection and to demonstrate that substantive emails are not being deleted.

4. as part of the email policy, the CCO, on a regular basis (i.e., no less frequent than quarterly) should: (1) review a random sample of emails; and, to the extent able to do so, (2) type certain key words into the system (i.e., fraud, losses, misappropriation, lawsuit, complaint, inside, damages, arbitration, litigation, fine, enforcement, disciplinary, error, mistake, etc.) to discern whether the *Firm* or any of its employees has been party to any client complaints or threats of an adversarial proceeding.

5. electronic correspondence to/from outside legal counsel shall remain privileged communications.

To the extent that the *SEC* issues official guidance on electronic correspondence retention, the above discussion and corresponding retention/deletion policy may be subject to revision.

Any questions regarding the *Firm*'s electronic correspondence policy, including whether certain electronic correspondence must be retained or deleted, should be addressed to the Chief Compliance Officer.

ELECTRONIC RECORD RETENTION

Registered Investment Advisers should have policies and procedures for retaining records electronically (rather than as hard copies). The procedures should provide for maintaining, preserving, and accessing the records so as to ensure that the records are accurate, complete, and safe from loss, destruction, or tampering.

Compliance with Rule 204-2 (g) requires that records stored in an electronic format be maintained on some micrographic medium (e.g., microfilm, microfiche, etc.) or other electronic storage medium (e.g., tape backup, compact disc, etc.). Although the *Commission* has not endorsed any particular method as superior, investment advisers should strive to utilize a medium that does not allow the information to be altered or edited in any capacity.

In addition, the information contained in the designated electronic or micrographic medium must be organized in a manner that permits easy location, access, and retrieval. Registered Investment Advisers are required to be capable of producing legible copies of any particular record in response to regulatory requests in a short period of time. In addition, a firm may be required to produce the means by which records are accessed in their digital or film format. For example, firms that prepare microfilm versions of their records must have the facilities to access the microfilm and be capable of producing legible reproductions of *Firm* records. As such, it may be beneficial for the advisory *Firm* to retain the recordkeeping infrastructure on site.

Any record retained electronically must also be retained in duplicate form and stored in a separate location from the original. This duplicate can serve two purposes. It can act as a backup from which information can later be retrieved should questions arise concerning the original. It can also be utilized as a component of a larger contingency plan should the adviser's office become affected as a result of an emergency situation.

Any questions regarding the *Firm*'s recordkeeping policies and/or requirements should be addressed to the Chief Compliance Officer. All correspondence, sent or received (both hard copy and electronic) shall be

maintained, discarded and/or deleted in accordance with Rule 204-2 and the *Firm's* policies and procedures.

WAIVERS OF THE CODE OF ETHICS

Restrictions under the Code of Ethics are subject to certain de minimis provisions and may be waived upon consent of IPAM's Chief Compliance Officer or the Alternate CCO based on individual circumstances. Waivers of this Code for any individual may be made by the CCO or Alternate CCO only upon the individual's making full and accurate disclosure in at least 48 hours advance of the transaction in question. This Code may be amended or modified at any time by the CCO.

REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

The Company values its reputation and each of us contributes to maintaining and enhancing that reputation. If any one of us does not comply with the laws and regulations applicable to our business or violates our obligations to clients, we tarnish that hard-earned reputation. Accordingly, you have an affirmative obligation to report any good faith belief that you have concerning a violation of the securities laws and the policies described in this Manual. You should report actual and suspected violations of laws, rules, regulations or this Code first to your supervisor. If you do not believe it is appropriate or are not comfortable approaching your supervisor, then you should contact the CCO or one of the CCO Alternatives, as applicable. The CCO or the CCO Alternative may refer you to the Company's outside counsel to review your observations.

If your concerns require confidentiality, then this confidentiality will be protected, subject to applicable law, regulation or legal proceedings. The Company will not permit retaliation of any kind by or on behalf of the Company if you, in good faith, make reports or complaints of violations of this Code or other illegal or unethical conduct.

YOUR OBLIGATIONS UNDER THIS CODE OF ETHICS.

Annually, the Company will provide you with a copy of its then current Code of Ethics. You are obligated to review it and comply with it. In the form provided as **Exhibit G**, you will be required to acknowledge in writing that you have received the Code of Ethics (as up-dated or revised) and have reviewed and understood it. Your written acknowledgement is a condition to your continuing employment or engagement with the Company.

Exhibit A

INVESTMENT PARTNERS ASSET MANAGEMENT, INC.
Outside Business Activity Notification Form

Name of Employee: ____
(Type or Print)

It is important that you notify Investment Partners Asset Management, Inc. (referred to as "IPAM") if you are, or plan to be, involved in any outside business activity or employment. This notification must be made prior to engaging in the activity. IPAM considers this signed document form as receipt during the period you are an employee of the firm.

Please complete, sign and date this notification form and return it to the Chief Compliance Officer if you are an existing or future employee of IPAM. A copy of this form should be retained for your records and changes should be promptly reported to the Chief Compliance Officer.

1. Are you currently involved in any business other than IPAM?
   ☐ NO ☐ YES

2. Name of business: ____
   Address: ____
   Phone Number: ____

3. Nature of business (i.e., Registered Investment Adviser, insurance agency, real estate, etc.).____

4. Are you using a Doing Business As Name (d/b/a) in conjunction with this outside activity? ☐ NO ☐ YES
   If so, what is the d/b/a? ____

5. Explain the organizational status of this business (i.e., a corporation, partnership, sole proprietorship, LLC, etc.). ____
   ____
   List state and date of incorporation/creation: ______________________________

6. Date of employment: ____

7. List your title/position: ____

8. Duties of your position: ____
   ____

9. Percentage of your time spent in activities involving the business: ____________

10. Names of other employees and positions held in this business: ______________

____

____

____

11. Is this business disclosed on your most current Form U4?
☐ NO ☐ YES

12. Do you have a financial interest in the business?
☐ NO ☐ YES
If so, what is the total dollar amount of such interest? ____________________

13. How are you compensated by this business? ____________________________

14. Estimated annual income from this business? ___________________________

I authorize IPAM to investigate my outside business activities and contact any entities or individuals affiliated with such outside business activities. Furthermore, I authorize these entities or individuals to release to IPAM any information that it requests about my employment, affiliation and/or activities with this organization.

The foregoing is true and correct.

________________________	________________________	________
Printed Employee Name	Employee Signature	Date

Received and Reviewed:

Notes/comments/verifications: ____

____

____

____

________________________________	____________________
Supervisor Name/Title	Date

Exhibit B

INVESTMENT PARTNERS ASSET MANAGEMENT, LLC
PRECLEARANCE PERSONAL TRADING FORM

Print Name of Employee: ____

Print Title and Amount of Security Involved: ____________________________________

Proposed trade date:____________________________________

Submitted this ___ day of _____ 20___ by ____________________________________.
Signature of Employee identified above

Check, Sign and Date the Applicable Statement

□ Trade Approved by Gregg Abella for all trades but those of Gregg Abella

_____________ on ___________
Gregg Abella date

Copy provided to Employee on __________, 20____; Copy to Preclearance Log

Exhibit C

INVESTMENT PARTNERS ASSET MANAGEMENT, INC.
RESTRICTED SECURITIES

For the quarter beginning ____________ and ending ____________, the following is a list of **Investment Partners Asset Management, Inc.'s** ("***Firm***") *Restricted Securities*, the purchase or sale of any of which *Restricted Securities* is prohibited by all persons associated with the Firm unless such purchase and/or sale is made in compliance with the Firm's Personal Securities Transactions policies:

(LIST)

RESTRICTED SECURITIES QUARTERLY ACKNOWLEDGMENT

I hereby confirm my ongoing compliance with **Investment Partners Asset Management, Inc.'s** policy relative to the above *Restricted Securities*. I understand that my failure to comply with this policy shall be cause for my immediate dismissal from the *Firm*. I further confirm that I have not engaged in any purchase and/or sale of any security contained within the list of *Restricted Securities* for the previous quarter ended unless in compliance with the Firm's Personal Securities Transactions policies, and will not do so relative to the securities contained in the above list of *Restricted Securities* unless any such purchase and/or sale is likewise made in compliance with the Firm's Personal Securities Transactions policies, a copy of which Personal Securities Transactions policies I have received, read and understand.

Dated:__________________

____
Signature

____
Print Name

Exhibit D

INVESTMENT PARTNERS ASSET MANAGEMENT, INC.
(NEW) ACCESS PERSON'S INITIAL CERTIFICATION STATEMENT

To: Chief Compliance Officer

From: ______________________
Print Name of Person

Re: Initial Certification Statement

Date:__________________________

Attached are my custodial statements from TR Winston that accurately and completely reflect the title, CUSIP number, type of security, number of shares and principal amount (if applicable) of each and every reportable security in which I hold a direct or indirect beneficial interest

***Check if applicable*:** □ I maintain other accounts, having the account numbers set forth below, with the following other broker, dealer or banks and **attach** custodial statements from each of them:____
____
____

I am submitting this certification within 10 days of first becoming an "access person."

I certify that this report is complete and accurate and no information has been omitted that would make the contents of the report misleading.

________________________________on _______________, 200_
Signature of Above-Named Person Date

Exhibit E

INVESTMENT PARTNERS ASSET MANAGEMENT, INC. ACCESS PERSON'S ANNUAL CERTIFICATION STATEMENT

I, ____, do certify and state that:
Print name of Access Person

Check and Execute Correct Certification Statement

I have reviewed the attached custodian statements.

The attached custodial statements from TR Winston accurately and completely reflect the title, CUSIP number, type of security, number of shares and principal amount (if applicable) of each and every reportable security in which I hold a direct or indirect beneficial interest.

The information contained in the attached custodial statements from TR Winston and other brokers is complete and accurate and no information has been omitted that would make the contents of the report misleading.

I do not maintain any other account with any broker, dealer or bank in which securities are held for my direct or indirect benefit.

☐ ____ on ____________, 200_
Signature of Access Person Date

I have reviewed the attached custodian statements.

The attached custodial statements from TR Winston do not accurately and completely reflect the title, CUSIP number, type of security, number of shares and principal amount (if applicable) of each and every reportable security in which I hold a direct or indirect beneficial interest because:

____
____
____
____

The information contained in the attached custodial statements from TR Winston is not complete and accurate because the following information has been omitted:

____
____
____

Check if applicable: ☐ I maintain other accounts, having the account numbers set forth below, with the following other broker, dealer or banks and **attach** custodial statements from each of them:____

____
____

☐ ____ on __________, 200_
Signature of Access Person Date

Exhibit F

Investment Partners Asset Management
Access Persons Quarterly Notice of Submission

To: Gregg Abella, CCO

From: ________________
Print name of Access Person

Re: Submission of Quarterly transaction reports and confirmation of their accuracy.

Attached are copies of account statements, copies of confirmations and other transaction reports (collectively, "Statements") that reflect all transactions in covered securities in which I personally or beneficially engaged during the recently completed calendar quarter. I have not omitted any information that would make the attached Statements misleading.

______________________________________ on ________________________
Signature of Access Person identified above Date of Submission

EXHIBIT G

ACKNOWLEDGEMENT OF RECEIPT AND REVIEW OF CODE OF ETHICS OF INVESTMENT PARTNERS ASSET MANAGEMENT, INC. (THE "COMPANY")

Date: __________, 20__

To: Gregg Abella, CCO

From: __________________________
Print name of Employee

I agree and acknowledge that I received the Company's Code of Ethics on _______, 20___. I have had the opportunity to review the Company's Code of Ethics and I understand its contents.

____
Signature of Person identified above